Exhibit 10.4

County Bancorp, Inc.
Investors Community bank

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of August 7, 2017 (the “Effective Date”), by and between County Bancorp, Inc. (the “Company”), Investors Community Bank (the “Bank” and together with the Company, the “Employer”) and David A. Coggins (the “Executive,” and together with the Employer, the “Parties”).

A.The Company is the sole shareholder of the Bank.

B.The Executive is currently employed by the Company and the Bank pursuant to the terms of that certain employment agreement dated November 5, 2014, as subsequently amended (the “Prior Employment Agreement”), by and between the Bank and the Executive.

C.The Employer desires to continue to employ the Executive pursuant to the terms of this Agreement and the Executive desires to continue such employment pursuant to the terms of this Agreement.

D.The Parties have made commitments to each other on a variety of important issues concerning the Executive’s employment, including the performance that will be expected of the Executive, the compensation the Executive will be paid, how long and under what circumstances the Executive will remain employed and the financial details relating to any decision that either the Employer or the Executive may make to terminate this Agreement.

E.The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all of the terms of all prior employment agreements between the Parties, whether or not in writing, including the Prior Employment Agreement, and any such prior employment agreement shall become null and void as of the Effective Date, and the parties thereunder shall have no rights or interests therein.

Now, therefore, in consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1.Employment Term.  The term of this Agreement (the “Term”) and the Executive’s employment under this Agreement shall commence as of the Effective Date and end on December 31, 2017, unless sooner terminated as provided herein.  The Term shall be extended automatically for one (1) additional year beginning on January 1, 2018 and on each January 1 thereafter unless either Party notifies the other Party, by written notice delivered no later than ninety (90) days prior to such January 1, that the Term shall not be extended for an additional year.  Notwithstanding any provision of this Agreement to the contrary, if a Change of Control occurs during the Term, this Agreement shall remain in effect for the two (2)-year period following the Change of Control and shall then terminate.

2.Duties.  During the Term, the Executive shall devote the Executive’s full business time, energies and talents to serving as the Executive Vice President – Chief Banking Officer of the Bank, at the direction of the Chief Executive Officer (“CEO”).  The Executive shall have such duties and responsibilities as may be assigned to the Executive from time to time by the CEO, which duties and responsibilities shall be commensurate with the Executive’s position, shall perform all duties assigned to the Executive faithfully and efficiently, subject to the direction of the CEO, and shall have such authorities and powers as are inherent to the undertakings applicable to the Executive’s position and necessary to carry out the responsibilities and duties required of the Executive hereunder.  Notwithstanding the foregoing provisions of this Section 2, during the

Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the CEO, inhibit, prohibit, interfere with or conflict with the Executive’s duties under this Agreement or conflict in any material way with the business of the Employer or an Affiliate; provided, however, that the Executive shall not serve on the board of directors of any business (other than the Employer or an Affiliate) or hold any other position with any business without receiving the prior written consent of the CEO.  For purposes of this Agreement, “Affiliate” means each company, corporation, partnership, Financial Institution or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Employer, where “control” means (i) the ownership of fifty-one percent (51%) or more of the voting securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

3.Compensation and Benefits.

(a)Base Salary.  For services performed by the Executive for the Employer pursuant to this Agreement during the Term, the Employer shall pay the Executive a base salary at the rate of Two Hundred Forty-Five Thousand Dollars ($245,000.00) per year, payable in substantially equal installments in accordance with the Employer’s regular payroll practices (“Salary”).  Beginning on or about January 1, 2018, and on or about each January 1 thereafter, the Executive’s rate of Salary shall be reviewed by the Compensation Committee (the “Committee”) of the Board and, following such review, the Salary may be increased, but not decreased, with such adjusted amount then becoming the “Salary” for purposes of this Agreement.

(b)Annual Bonuses.  The Executive shall be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Employer for each fiscal year ending during the Term.  Any Incentive Bonus shall be paid not later than two and one-half months following the close of the year in which it is earned, provided that any Incentive Bonus shall not be considered earned until the Board has made all determinations and taken all actions necessary to establish such Incentive Bonus.

(c)Long Term Incentive Program.  The Executive shall be eligible to participate in the Employer’s long-term equity incentive program, as determined in the sole discretion of the Committee.

(d)Other Benefits.  Executive shall be eligible to participate, subject to the terms thereof, in all other plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, as determined by the Committee (excluding participation in any non-qualified retirement or deferred compensation programs, unless specifically selected for participation by the Committee).  During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all tax qualified retirement and similar benefit plans and all medical, dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to employees of the Company generally.

(e)Business Reimbursements.  The Executive shall be eligible to be reimbursed by the Employer, on terms that are substantially similar to those that apply to other similarly situated and performing executives employed by the Employer, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Employer’s expense reimbursement policy and that are actually incurred by the Executive in the promotion of the Employer’s business.

4.Termination.  Either Party may terminate the Executive’s employment and this Agreement pursuant to the terms of this Section 4.  The Executive’s right to benefits and payments, if any, for periods after the Date of Termination shall be determined in accordance with Section 5.

(a)Death or Disability.  This Agreement shall terminate immediately in the event of the Executive’s Disability or death.  In accordance with Section 13, the Company shall promptly give the Executive written notice of any such determination of the Executive’s Disability and of any decision of the Board to terminate the Executive’s employment by reason thereof.  In the event of Disability, until the Date of Termination, the Salary payable to the Executive shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Executive in accordance with any disability policy or program of the Company or the Bank.

(b)Discharge for Cause.  In accordance with the procedures hereinafter set forth, the Company may discharge the Executive from the Executive’s employment hereunder for Cause.  This Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for Cause.  Any discharge of the Executive for Cause shall be communicated by a written notice of termination to the Executive given in accordance with Section 13.

(c)Resignation for Good Reason.  Prior to the Executive’s termination for Good Reason, the Executive shall give the Employer written notice in accordance with Section 13 of the occurrence of the event or condition that the Executive believes constitutes a Good Reason within thirty (30) days of the initial existence of such event or condition.  If the Employer determines that the events or conditions exist as alleged by the Executive, and does not cure such events or conditions within thirty (30) days of the Executive’s written notice, then this Agreement and the Executive’s employment hereunder shall terminate on the thirtieth (30th) day following the Executive’s written notice.

(d)Discharge without Cause; Resignation without Good Reason.  Either Party may terminate this Agreement and the Executive’s employment hereunder for any reason by delivering written notice of termination in accordance with Section 13 to the other Party no fewer than thirty (30) days before the Date of Termination, which date shall be specified in the notice of termination.  The Employer may provide for an earlier Date of Termination, provided the Employer pays to the Executive the Salary that would have been earned during such notice period.  Any payment in lieu of notice pursuant to this Section 4(d) shall be made in a single lump sum on the first payroll date following the Date of Termination.

5.Rights upon Termination.  If either Party terminates this Agreement and the Executive’s employment under this Agreement, the Executive’s right to benefits, if any, for periods after the Date of Termination shall be determined in accordance with this Section 5:

(a)Accrued Obligations.  If the Date of Termination occurs during the Term for any reason, the Executive shall be entitled to the Accrued Obligations, in addition to any other benefits to which the Executive may be entitled under the following provisions of this Section 5 or the express terms of any employee benefit plan or as required by law.  Any benefits to be provided to the Executive pursuant to this Section 5(a) shall be provided within thirty (30) days after the Date of Termination; provided, however, that any benefits, incentives or awards payable as described in Section 5(e) shall be provided in accordance with the terms of the applicable plan, program or arrangement.  Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Employer following the Date of Termination for purposes of any plan, program or arrangement.

(b)Termination for Cause, Death, Disability, Voluntary Resignation without Good Reason, or Non-Renewal.  If the Date of Termination occurs during the Term and is a result of a termination for Cause, the Executive’s Disability or death, or a termination by the Executive other than for Good Reason, or if this Agreement expires due to notice of non-renewal by either Party as provided under Section 1 or at the end of a Covered Period, then, other than the Accrued Obligations, the Executive shall have no right to benefits under this Agreement (and the Employer shall have no obligation to provide any such benefits) for periods after the Date of Termination. In the event of a termination due to the executive’s death or Disability, the Employer shall also provide the Executive, or Executive’s estate or beneficiary, a Pro Rata Bonus.

(c)Termination other than for Cause or Termination for Good Reason.  If the Executive’s employment with the Employer is subject to a Termination, other than during a Covered Period, then, in addition to the Accrued Obligations, the Employer shall provide the Executive the following benefits:

(i)On the thirtieth (30th) day following the Date of Termination, the Executive shall commence receiving the Severance Amount (less any amount described in Section 5(c)(ii), with such amount to be paid in substantially equal monthly installments, equal in number to the number of months utilized in determining the Severance Amount, but in no event more than twelve (12) months, with each successive payment being due on the first payroll date following the monthly anniversary of the Date of Termination.

(ii)To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation §1.409A-1(b)(9)(iii)(A), the Executive shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the thirtieth (30th) day following the Date of Termination.

(d)Termination upon a Change of Control.  If the Executive’s employment with the Employer is subject to a Termination within a Covered Period, then, in addition to Accrued Obligations, the Employer shall provide the Executive the following benefits:

(i)On the thirtieth (30th) day following the Date of Termination, the Employer shall pay the Executive a lump sum payment in an amount equal to the Severance Amount.

(e)Other Benefits.

(i)The Executive’s rights following a termination of employment with the Employer for any reason with respect to any benefits, incentives or awards provided to the Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Employer, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii)Except as specifically provided herein, the Employer shall have no further obligations to the Executive under this Agreement following the Executive’s termination of employment for any reason.

(f)Continuing Obligations after Termination.  If the Executive’s employment with the Employer terminates for any reason, the Employer’s obligations and the Executive’s obligations under Sections 5 through 25 shall continue after termination of the employment relationship.

6.Release.  Notwithstanding any provision of this Agreement to the contrary, no benefits owed to the Executive under Section 5 (except for the Accrued Obligations) shall be provided to the Executive unless the Executive executes (without subsequent revocation) and delivers to the Employer a general release and waiver, in a form that is substantially similar to the release attached hereto as Exhibit A (the “Release”).

7.Excise Tax Limitation.

(a)It is the intention of the Employer and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors.  It is agreed that the present value of and payments to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on a Change of Control, and to which Section 280G of the Code applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar less than the maximum amount which the Employer may pay without loss of deduction under Section 280G(a) of the Code.  Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code.  Within one hundred and twenty (120) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by the Employer to the Executive of its belief that there is a payment or benefit due the Executive which will result in an Excess Parachute Payment, the Executive and the Employer, at the Employer’s expense, shall obtain the opinion of an Independent Advisor (as defined below), which opinion need not be unqualified, which sets forth (A) the Executive’s applicable Base Amount (as defined under Section 280G of the Code), (B) the present value of Total Payments and (C) the amount and present value of any Excess Parachute Payments.  In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder or any other payment determined by such Independent Advisor to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Parties shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no Excess Parachute Payment; provided that any such modification, reduction or elimination must be in accordance with Section 409A of the Code.  The provisions of this Section 7, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (A) the compensation and benefits provided for in Section 5 hereof and (B) any other compensation earned by the Executive pursuant to the Employer’s compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control.  In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 7 shall be of no further force or effect.

(b)The Employer and the Executive hereby recognize that the Restrictive Covenants under Section 8 have value and that the value shall be recognized in the Section 280G calculations by an allocation of a portion of the termination benefits to the restrictive covenant provisions based on the fair market value of such restrictive covenant provisions.  The Independent Advisor shall make the determination of the fair value to be allocated to the restrictive covenant provisions.

(c)For purposes of this Agreement, “Independent Advisor” shall mean an independent nationally recognized accounting firm approved by the Employer and the Executive, where such approval shall not be unreasonably withheld by either party.

8.Restrictive Covenants.

(a)Confidential Information.  The Executive acknowledges that, as a result of the Executive’s employment with the Employer, the Executive has and will produce and access to confidential and/or proprietary, non‑public information concerning the Employer or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”).  The Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Employer, either during the Executive’s employment with the Employer or for a period of five (5) years thereafter, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by law or any competent administrative agency or judicial authority, or otherwise as is reasonably necessary or appropriate in connection with the performance by the Executive of the Executive’s duties hereunder.  Unless otherwise prohibited by law, if the Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Employer or any of its Affiliates, or the Executive’s activities in connection with the business of the Employer or any of its Affiliates, the Executive shall immediately notify the Employer of such subpoena, court order or other requirement and deliver forthwith to the Employer a copy thereof and any attachments and non-privileged correspondence related thereto.  The Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.  The Executive shall abide by the Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Affiliates.  In this regard, the Executive shall not directly or indirectly render services to any person or entity where the Executive’s service would involve the use or disclosure of Confidential Information.  The Executive shall not use any Confidential Information to guide the Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that the Executive did not violate any agreements set forth in this Agreement.

The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(b)Documents and Property.

(i)All records, files, documents and other materials or copies thereof relating to the business of the Employer or its Affiliates that the Executive prepares, receives, or uses, shall be and remain the sole property of the Employer and, other than in connection with the performance by the Executive of the Executive’s duties hereunder, shall not be removed from the premises of the Employer or any of its Affiliates without the Employer’s prior written consent, and shall be promptly returned to the Employer upon the Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(ii)The Executive acknowledges that the Executive’s access to and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and all the Employer and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Employer.  Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited.  The restrictions contained in this Section 8 extend to any personal computers or other electronic devices of the Executive that are used for business purposes relating to the Employer or any Affiliate.  The Executive shall not transfer any Employer or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Employer.  Upon the termination of the Executive’s employment with the Employer for any reason, the Executive’s authorization to access and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and any Employer and Affiliate information contained therein, shall cease.

(c)Non-Competition and Non-Solicitation.  As an essential ingredient of, and in consideration of the substantial severance benefits provided pursuant to this Agreement in addition to the Executive’s employment, or continued employment, with the Employer, the Executive shall not, during the Restricted Period, directly or indirectly do any of the following:

(i)Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer, or consultant to, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, any Financial Institution with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that the ownership by the Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange and that do not represent more than 1% of the institution’s outstanding capital stock, shall not violate any terms of this Agreement.  For purposes of clarification and not limitation or expansion, it is the parties intent that the foregoing is not intended to limit Executive from performing services outside of the Restricted Area for a person or entity solely because the person or entity has a location within the Restricted Area, unless Executive’s services are directed towards activities on behalf of such person or entity within the Restricted Area;

(ii)(A) Hire, or induce or attempt to induce any employee of the Employer or its Affiliates (limited to all officer-level employees, Executive’s direct reports, or members of Executive’s department or area of responsibility) to leave the employ of the Employer or its Affiliates; (B) interfere with the relationship between the Employer or its Affiliates and any such employee of the Employer or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Employer or its Affiliates with whom the Executive had an ongoing business relationship while employed by the Employer or its Affiliates to cease doing business with the Employer or its Affiliates or interfere with the relationship between the Employer its Affiliates and their respective customers, suppliers, licensees, or other business relations with whom the Executive had an ongoing business relationship.

(iii)Solicit the business of any person or entity known to the Executive to be a customer of the Employer or its Affiliates, where the Executive, or any person reporting to the Executive, had accessed Confidential Information of, had an ongoing business relationship with while employed by the Employer of its Affiliates, or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Employer its Affiliates.

(d)Remedies for Breach of Restrictive Covenant.  The Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Executive acknowledges that the covenants contained in this Section 8 are reasonable with respect to their duration, geographical area and scope.  The Executive further acknowledges that the restrictions contained in this Section 8 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer to enter into this Agreement.  In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with the Executive, as the case may be.  If the Executive violates the Restrictive Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant.  Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Executive.  Notwithstanding anything contained in this Agreement to the contrary, in the event that the Executive’s employment is terminated without Cause or the Executive resigns for Good Reason and the Employer reasonably determines in good faith that the Executive has violated any provision of Section 8, then the Employer shall be entitled to discontinue any payments or benefits that would otherwise be provided to the Executive under Sections 5(c), and 5(d), and the Executive shall forfeit the Executive’s rights to the same.

(e)Other Agreements.  In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of Section 8, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.

9.Defense and Indemnification.

(a)The Employer agrees that if the Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director, officer or employee of the Employer or is or was serving at the request of the Employer as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Employer against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including reasonable attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by the Employer’s By-laws or, if greater, by the laws of the State of Wisconsin, as may be in effect from time to time, subject to receipt by the Employer of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Employer. The rights conferred on the Executive by this Section 9 shall not be exclusive of any other rights which the Executive may have or hereafter acquire under any statute, the By-laws, agreement, vote of shareholders or disinterested directors, or otherwise.  The indemnification and advancement of expenses provided for by this Section 9 shall continue as to the Executive after the Executive ceases to be a director, officer or employee and shall inure to the benefit of the Executive’s heirs, executors and administrators.

(b)During the Term and thereafter for the duration of any statute of limitations or other period during which a claim might be successfully brought against the Executive, the Executive shall be covered to the same extent as directors by any directors’ and officers’ liability insurance policy maintained by the Employer from time to time.

10.Regulatory Suspension and Termination.

(a)If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s and/or the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, the Employer’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall: (i) pay the Executive all of the compensation withheld while their contract obligations were suspended, and; (ii) reinstate any of the obligations, which were suspended.

(b)If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s and/or the Bank’s affairs by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)If the Company and/or the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)Except to the extent the Federal Deposit Insurance Corporation (the “FDIC”) or the Board of Governors of the Federal Reserve System (each a “primary federal regulator”) determines that continuation of this contract is necessary for the continued operation of the Employer:

(e)All obligations of the Employer under this contract shall be terminated by or at the direction of a primary federal regulator at the time: (A) the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. § 1823(c)); or (B) a primary federal regulator approves a supervisory acquisition to resolve problems related to the operation of the Employer; provided, however, that any rights of the parties that have already vested shall not be affected by such termination; and

(f)All obligations of the Employer under this contract shall be suspended by or at the direction of a primary federal regulator if such primary federal regulator determines that the Employer is in an unsafe or unsound condition for the period, and such suspension shall continue so long as such determination remains in effect.

(g)Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. §1828(k)) of the Federal Deposit Insurance Act as amended, and any regulations promulgated thereunder.

11.No Set-Off; No Mitigation.  Except as provided herein, the Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Employer may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

12.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Employer.

13.Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by recognized commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)If to the Employer, to:

County Bancorp, Inc.

PO Box 700

860 North Rapids Rd

Manitowoc, WI, 54221

Attention:  Corporate Secretary

(b)If to the Executive, to:

The most recent address reflected in Employer records.

Such addresses may be changed by written notice sent to the other Party at the last recorded address of that Party.

14.Source of Funds.  The Company and the Bank shall be jointly and severally liable for all payments and benefits to be provided pursuant to the terms of this Agreement.  All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank; provided, however, that to the extent that any payments and benefits provided for in this Agreement are paid to or received by the Executive from either the Company or the Bank, such payments and benefits shall not also be an obligation of the other, with the intent that there not be any duplication of benefits.

15.Tax Withholding.  The Employer shall provide for the withholding of any taxes required to be withheld by federal, state or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Employer to or for the benefit of the Executive under this Agreement or otherwise.  The Employer may, at its option: (a) withhold such taxes from any cash payments owing to the Executive hereunder, (b) require the Executive to pay to the Employer in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

16.Applicable Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

17.Mandatory Arbitration.  Except as provided in Section 8(d), if any dispute or controversy arises under or in connection with this Agreement, and such dispute or controversy cannot be settled through negotiation, the Parties shall first try in good faith to settle the dispute or controversy by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures.  If such mediation is not successful, the dispute or controversy shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Notwithstanding the foregoing, the Company may resort to the applicable federal or state court, with proper jurisdiction, located in or nearest to Manitowoc, Wisconsin, for injunctive and such other relief as may be available in the event that the Employee engages in conduct, after termination of this Agreement, that amounts to a violation of the Wisconsin Uniform Trade Secrets Act or amounts to unlawful interference with the business expectations of the Company or its Affiliates.  The FDIC may appear at any arbitration hearing but any decision made thereunder shall not be binding on the FDIC.

18.Service of Process.  Each Party may be served with process in any manner permitted under State of Wisconsin law, or by United States registered or certified mail, return receipt requested.

19.Entire Agreement; Severability.  This Agreement constitutes the entire agreement between the Executive and the Employer concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.  The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.  Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Parties hereby agree that such scope may be judicially modified accordingly.

20.No Assignment.  The Executive’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution.  In the event of any attempted assignment or transfer contrary to this Section, the Employer shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

21.Successors.  This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns (including, without limitation, any company into or with which the Employer may merge or consolidate).  The Employer agrees that it will not affect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, shall expressly assume by an instrument in writing all duties and obligations of the Employer under this Agreement, or (b) the Employer shall provide, through the establishment of a separate reserve, for the payment in full of all amounts which are or may reasonably be expected to become payable to the Executive under this Agreement.

22.Execution in Counterparts.  This Agreement may be executed by the Parties in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one (1) and the same instrument, and all signatures need not appear on any one (1) counterpart.

23.Prior Understandings.  This Agreement embodies the entire understanding of the Parties and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof, including but not limited to the Prior Employment Agreement.  No change, alteration or modification hereof may be made except in writing, signed by each of the Parties.  The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

24.Code Section 409A.

(a)To the extent any provision of this Agreement or action by the Employer would subject the Executive to liability for interest or additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Employer.  It is intended that this Agreement will comply with, or be exempt from, Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent.  Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of the Executive’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv).  This Agreement may be amended to the extent necessary (including retroactively) by the Employer to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement.  This Section 24 shall not be construed as a guarantee of any particular tax effect for the Executive’s benefits under this Agreement and the Employer does not guarantee that any such benefits will satisfy the provisions of Code Section 409A.

(b)Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Date of Termination, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Date of Termination; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Date of Termination (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period (based on the prime rate as reflected in the Wall Street Journal).  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Date of Termination shall be paid to Executive in accordance with the payment schedule established herein.

25.Amendment.  This Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer

26.Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)“Accrued Obligations” shall mean, as of the Date of Termination, the sum of (i) the Executive’s Salary under Section 3(a) earned through the Date of Termination to the extent not theretofore paid, (ii) the amount of any Incentive Bonus earned for any completed performance periods (which is a calendar year performance period as of the Effective Date) to the extent not theretofore paid (iii) any accrued but unpaid vacation pay for the period ending on the Date of Termination, and (iv) any incurred but unreimbursed business expenses that are properly submitted prior to or within thirty (30) days of the Date of Termination.  For the purpose of this Section 26(a), dollar amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued unless it has been specifically approved by the Board in accordance with the applicable plan, program or policy.

(b)“Average Incentive Bonus” means the total Incentive Bonuses paid (or yet to be paid) for the 3 most recently completed performance periods divided by 3 (regardless of the number of years employed prior to the Date of Termination; provided, however, that in the event that the Date of Termination occurs during a Covered Period, the term “Average Incentive Bonus” shall mean the higher of: (i) the foregoing amount, or (ii) the Incentive Bonus paid (or yet to be paid) for the most recently completed performance period.

(c)“Cause” shall mean:

(i)the Executive’s willful and continued failure to substantially perform the Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury);

(ii)the Executive’s conviction of, or the pleading of nolo contender to, embezzlement, fraud or a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) or such other crime or legal violation which disqualifies the Executive from serving as an executive officer or director of the Employer or otherwise substantially impairs the Executive’s ability to perform the Executive’s duties or responsibilities;

(iii)the Executive’s engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Employer;

(iv)the Executive’s removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;

(v)the Executive’s breach of a fiduciary responsibility in connection with the Executive’s duties set forth in this Agreement;

(vi)an act or omission by the Executive that leads to a material harm (financial or reputational) to the Employer or an Affiliate in the community;

(vii)a material breach of Employer policies as may be in effect from time to time, provided such policies are uniformly applied and enforced;

(viii)the Executive’s material breach of this Agreement; or

(ix)the Executive’s knowing and material violation of any applicable material law or regulation respecting the business of the Employer that has had, or is reasonably expected to have, a material adverse effect upon the Employer, on a consolidated basis.

For purposes of this Agreement, no act or failure to act, on the Executive’s part, shall be considered willful if it is done, or omitted to be done, by the Executive in good faith and with a reasonable belief that the Executive’s action or omission was in the best interests of the Employer.

Further, a termination for Cause shall be deemed to have occurred if, after the Termination, facts and circumstances arising during the course of such employment or engagement are discovered that would have warranted a termination for Cause.

Further, with respect to subsections (i), (vi), (vii), and (viii), the Executive shall be entitled to at least 30 days’ prior written notice of the Employer’s intention to terminate the Executive’s employment for Cause, which notice shall specify the grounds for the termination for Cause; and the Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the termination for Cause.

(d)“Change of Control” shall mean the first to occur of the following:

(i)Individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease during any 12 month period, for any reason, to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director;

(ii)Any Person is or becomes a “beneficial owner” (as defined in Exchange Act Rule 13d-3), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then Voting Securities; provided, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary; (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) pursuant to a “Non-Qualifying Transaction” (as defined in paragraph (iii), below); or

(iii)The consummation of a merger, consolidation, statutory share exchange, sale of all or substantially all of the Company’s assets, a plan of liquidation or dissolution of the Company or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Transaction”), unless immediately following such Business Transaction: (i) 50% or more of the total voting power of (A) the corporation resulting from such Business Transaction (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Transaction (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Transaction), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Transaction; (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Transaction were Incumbent

Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Transaction (any Business Transaction that satisfies all of the criteria specified in (i), (iii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”).

(iv)Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Voting Securities as a result of the acquisition of Voting Securities by the Company which reduces the number of Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Voting Securities that increases the percentage of outstanding Voting Securities beneficially owned by such Person, a Change in Control of the Company shall then occur.

(v)Further notwithstanding any provision in the foregoing definition of Change in Control to the contrary, in the event that any Award constitutes deferred compensation, and the settlement of, or distribution of benefits under such Award is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

(e)“Covered Period” shall mean the period beginning six (6) prior to the effective date of the Change of Control and ending two (2) years following such date.

(f)“Date of Termination” shall mean (i) in the event of a discharge of the Executive by the Board for Cause, the date specified in such notice of termination, (ii) in the event of the Executive’s Disability, the date the Executive is determined to have incurred such Disability, (iii) in the event of the Executive’s death, the date of the Executive’s death, and (iv) in the case of any other termination of employment, the date specified in the written notice provided by the Employer or the Executive to the other.  Applicable notice period requirements are determined in accordance with Section 4.

(g)“Disability” shall mean means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Employer.

(h)“Financial Institution” shall mean any person, firm, partnership, corporation, trust or other entity that owns or operates, a bank, savings and loan association, credit union or similar financial institution.

(i)“Good Reason” shall mean any of the following:

(i)a material and adverse change in the nature or scope of the Executive’s duties and responsibilities (notwithstanding a change in title);

(ii)a material diminution in the Executive’s Salary or Incentive Bonus target, if applicable, without the Executive’s consent; or

(iii)a change, without the Executive’s written consent, in the location of the Executive’s principal place of employment with the Employer by more than twenty‑five (25) miles from the location of Employer’s main office as of the Effective Date which is not closer to the Executive’s principal residence at the time of relocation.

(j)“Monthly Compensation” shall mean one twelfth of the sum of (i) the Executive’s Salary, and (ii) the Average Incentive Bonus.

(k)“Pro Rata Bonus” means an Incentive Bonus for the year of termination, based upon the actual performance of the Employer for the year of termination and prorated based upon the number of days in the calendar year of termination preceding and including the date of termination, divided by 365; provided however, that in the event of a termination due to the Executive’s death or Disability, the term “Pro Rata Bonus” shall mean an amount determined based upon the amount accrued by the Employer as of the end of the month in which such termination occurs.

(l)“Restricted Area” means the area that encompasses a 25-mile radius from each banking or other office location of the Employer and its Affiliates for which the Executive has provided services during the 12-month period immediately preceding the executive’s termination; provided, however, that in the event of a Change in Control, the Restricted Area shall be determined as of the date immediately preceding the Change in Control.

(m)“Restricted Period” shall mean during the Executive’s employment with the Employer and for a period of twelve (12) months immediately following the termination of the Executive’s employment for any reason, whether such termination occurs during the Term or thereafter; provided, however, that in the event that the Date of Termination occurs during a Covered Period the “Restricted Period” shall be reduced to the twelve (12) month period immediately following the date of the Change in Control for purposes of Section 8(c).

(n)“Restrictive Covenants” shall mean those restrictions individually and collectively set forth in Section 8.

(o)“Severance Amount” means:

(i)For any Termination that occurs during the Term and not during a Covered Period shall be an amount equal to the sum of (i) twelve (12) times the Executive’s Monthly Compensation, plus (ii) a Pro Rata Bonus; or

(ii)For any Termination that occurs during a Covered Period, an amount equal to the sum of (i) twenty-four (24) times the Executive’s Monthly Compensation, plus (ii) a Pro Rata Bonus.

(p)“Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  If Executive is determined to be a key employee, Executive shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period.  For purposes of determining whether Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Company for a particular calendar year.

(q)“Substantial Business Efforts” means marketing, promotional, purchasing, sales, or solicitation activities undertaken on behalf of the Employer or an Affiliate, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal, or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Employer or an Affiliate), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement

(r)“Termination” shall mean termination of the Executive’s employment either:

(i)by the Employer or its successor, as the case may be, other than a termination for Cause or any termination as a result of the Executive’s Disability or death; or

(ii)by the Executive for Good Reason.

(s)“Voting Securities” shall mean any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

27.Construction.  In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (iii) references to a governmental or quasi-governmental agency, authority, or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (iv) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Employer; (v) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (vi) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (vii) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (viii) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (ix) all words used shall be construed to be of such gender or number as the circumstances and context require; (x) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (xi) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

In Witness Whereof, the Employer has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, effective as of the date first written above.

County Bancorp, Inc.By: /s/ Timothy J. SchneiderName: Timothy J. SchneiderTitle: President	Investors Community bank By: /s/ Timothy J. Schneider Name: Timothy J. Schneider Title: CEO
EXECUTIVE By: /s/ David A. Coggins David A. Coggins

EXHIBIT A

General Release and Waiver

This General Release and Waiver (“Agreement”) is made and entered into by and between County Bancorp, Inc. (the “Company”) and ___________ (the “Executive”).

Whereas, the Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of the Executive’s employment with the Company and the termination of that employment; and

Whereas, the Executive and the Company are parties to that certain Employment Agreement, made and entered into as of ___________, (the “Employment Agreement”).

Now, therefore, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:

1.Termination of Employment.  The Executive’s employment with the Company shall terminate effective as of the close of business on _____________ (the “Date of Termination”).

2.Compensation and Benefits.  Subject to the terms of this Agreement, the Company shall compensate the Executive under this Agreement as follows (collectively, the “Severance Payments”):

(a)Severance Payments.  _______________.

(b)Accrued Salary and Paid Time Off (PTO).  The Executive shall be entitled to a lump sum payment in an amount equal to the Executive’s earned but unpaid annual base salary and PTO pay for the period ending on the Date of Termination, with such payment to be made on the first payroll date following the Date of Termination.

(c)Executive Acknowledgement.  The Executive acknowledges that, subject to fulfillment of all obligations provided for herein, the Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to the Executive with respect to wages, bonuses, severance, other compensation, or benefits.  The Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for the Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which the Executive is entitled from the Company under the terms of the Executive’s employment or under any other contract or law that the Executive would be entitled to absent execution of this Agreement.

(d)Withholding.  The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.

3.Termination of Benefits.  Except as provided in Section 2 above or as may be required by law, the Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Date of Termination.  Nothing contained herein shall limit or otherwise impair the Executive’s right to receive pension or similar benefit payments that are vested as of the Date of Termination under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4.Release of Claims and Waiver of Rights.  The Executive, on the Executive’s own behalf and that of the Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions the Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to the Executive’s execution of this Agreement (the “Release”), including liability claims, demands, and actions:

(a)Arising from or relating to the Executive’s employment or other association with the Company, or the termination of such employment,

(b)Relating to wages, bonuses, other compensation, or benefits,

(c)Relating to any employment or change in control contract,

(d)Relating to any employment law, including

(i)The United States and State of Wisconsin,

(ii)The Civil Rights Act of 1964,

(iii)The Civil Rights Act of 1991,

(iv)The Equal Pay Act,

(v)The Employee Retirement Income Security Act of 1974,

(vi)The Age Discrimination in Employment Act (the “ADEA”),

(vii)The Americans with Disabilities Act,

(viii)Executive Order 11246, and

(ix)Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(e)Relating to any right of payment for disability,

(f)Relating to any statutory or contractual right of payment, and

(g)For relief on the basis of any alleged tort or breach of contract under the common laws of the State of Wisconsin, or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

The Executive acknowledges that the Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge.  The Executive waives, surrenders, and shall forego any protection to which the Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Wisconsin.

5.Exclusions from General Release.  Excluded from the Release are any claims or rights (i) that cannot be waived by law, (ii) to indemnification from the Company pursuant to the Employment Agreement, the Company’s bylaws, or any charter provision, (iii) to coverage under any applicable directors’ and officers’ liability insurance coverage for the Company or any affiliate, or (iv) to file a charge with an administrative agency or participate in any agency investigation.  The Executive is, however, waiving the right to recover any money in connection with a charge or investigation.  The Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

6.Covenant Not to Sue.

(a)A “covenant not to sue” is a legal term that means the Executive promises not to file a lawsuit in court.  It is different from the release of claims and waiver of rights contained in Section 4 above.  Besides waiving and releasing the claims covered by Section 4 above, the Executive shall never sue the Releasees in any forum for any reason covered by the Release.  Notwithstanding this covenant not to sue, the Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement.  If the Executive sues any of the Releasees in violation of this Agreement, the Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against the Executive’s suit.

(b)If the Executive has previously filed any lawsuit against any of the Releasees, the Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent the Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

7.Whistleblower Reporting and Recovery.  Notwithstanding any provision in this Release to the contrary, Executive is not waiving the right to report possible securities law violations to the Securities and Exchange Commission or other governmental agencies or the right to receive any resulting whistleblower awards

8.Representations by Executive.  The Executive warrants that the Executive is legally competent to execute this Agreement and that the Executive has not relied on any statements or explanations made by the Company or its attorneys.  The Executive acknowledges that the Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release.  The Executive acknowledges that the Executive has been offered at least twenty-one 21 days to consider this Agreement.  After being so advised, and without coercion of any kind, the Executive freely, knowingly, and voluntarily enters into this Agreement.  The Executive acknowledges that the Executive may revoke this Agreement within seven (7) days after the Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven (7) days after the Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below the Executive’s signature on the signature page hereto.  Any revocation must be in writing and directed to the Chief Executive Officer.  If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.

9.Restrictive Covenants.  Section 8 of the Employment Agreement (entitled “Restrictive Covenants”) shall continue in full force and effect as if fully restated herein.

10.Non-Disparagement.  The Parties shall not engage in any disparagement or vilification of the other Party, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the other Party, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees.  The Parties shall do nothing that would damage the other Party’s business reputation or goodwill.

11.Company Property.

(a)The Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b)The Executive shall not, at any time on or after the Date of Termination, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates.  The Executive acknowledges that any such conduct by the Executive would be illegal and would subject the Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

12.No Admissions.  The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against the Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

13.Confidentiality of Agreement.  The Executive shall keep the existence and the terms of this Agreement confidential, except for The Executive’s immediate family members and the Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

14.Non-Waiver.  The Company’s waiver of a breach of this Agreement by the Executive shall not be construed or operate as a waiver of any subsequent breach by the Executive of the same or of any other provision of this Agreement.

15.Applicable Law; Mandatory Arbitration and Equitable Relief.  All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by Sections 16 and 17 of the Employment Agreement as if restated herein in their entirety.

16.Legal Fees.  In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

17.Entire Agreement.  This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of the Executive pursuant to any claim arising out of or related in any way to the Executive’s employment with the Company and the termination of that employment.

18.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

19.Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

20.Enforcement.  The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby.  If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

21.Construction.  In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (f) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (g) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (h) all words used shall be construed to be of such gender or number as the circumstances and context require; (i) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (j) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

In witness whereof, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

County Bancorp, Inc. By: Name: Title:
Executive